Exhibit 4.1

THIS NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS AND UNTIL THIS NOTE AND/OR SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER ONLY (A) TO MAKER (AS DEFINED BELOW); (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT; (C) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT; OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PROMISSORY NOTE

$33,300,000	August 29, 2014

FOR VALUE RECEIVED, the undersigned, Sino Agro Food, Inc., a Nevada corporation (“Maker”), promises to pay to the order of Euro China Capital AB (“Payee”), corporate registration number 556713-6717 at ______________________________ (or such other place as Payee may from time to time designate), the principal amount of up to an aggregate of Thirty-Three Million Three Hundred Thousand and No/100 Dollars ($33,300,000), or so much as advanced hereunder, together with interest on the unpaid principal balance from time to time outstanding at a rate per annum equal to 10.5% (calculated on the basis of actual days elapsed, but computed as if each calendar year consisted of 360 days); provided that, in no event shall the interest rate hereunder exceed the highest rate permitted by law.

1. Principal and Principal Discounts.  Payee will, in its sole discretion, make advances of Maker up to the principal amounts set forth on Schedule A on or before the dates set forth on Schedule A.  In connection with each such advance of principal under this Note, Maker shall pay to Payee a discount equal to 25% of the amount of the principal advanced by Payee (each, a “Principal Discount”).  Each such Principal Discount shall be payable on the date of the applicable advance and shall be deducted from the proceeds of such advance by Payee. For purposes of this Note, the Principal Discount shall be treat as outstanding principal.

2. Interest and Interest Payment Notes. Interest on this Note shall accrue on the outstanding principal balance of this Note from the date hereof. Interest shall be payable quarterly on the last day of each of March, June, September and December commencing September 30, 2014 and on the date of any repayment; provided that Payee may elect, at its option by delivery of notice to Maker on or before the applicable interest payment date, to require Maker to issue to Payee a promissory note (valued at 100% of the principal amount thereof) in lieu of cash in satisfaction of any interest due and payable at such time (each an “Interest Payment Note”). Any Interest Payment Note shall be subject to the same terms as this Note (except, as the case may be, with respect to the date of issuance and aggregate principal amount, and except that the outstanding principal amount of all Interest Payment Notes and all accrued but unpaid interest shall be due and payable on the Maturity Date (as defined below)). Each Interest Payment Note shall bear interest from the date of the Interest Payment Note. Interest on each Interest Payment Note shall be paid in cash or the issuance of additional Interest Payment Notes, as the case may be, to the same extent and in the same manner as provided above with respect to this Note. All past due principal of and accrued interest on this Note shall bear interest from maturity (stated, by acceleration, or otherwise) until indefeasibly paid in full at the lesser of 18% or the highest rate permitted by law.

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3. Maturity Date. The outstanding principal amount of this Note and all accrued but unpaid interest shall be payable in full on February 28, 2020 (or earlier as hereinafter referred to) (the “Maturity Date”).

4. Covenants. Maker covenants and agrees that so long as this Note is in effect, it will, and will cause each of its subsidiaries to, comply with the following provisions:

(a) Notices. Promptly give written notice to Payee of:

(i) Any litigation commenced or, to the knowledge of Maker, threatened in writing against Maker or any of its subsidiaries involving claims in excess of $100,000 individually or $500,000 in the aggregate or involving any injunctive, declaratory or other equitable relief that could reasonably be expected to be material to Maker or any of its subsidiaries, such notice to include, if requested by Payee, copies of all papers filed in such litigation and to be given monthly with respect to any such papers that have been filed since the last notice was given;

(ii) Any dispute or disputes that may exist between Maker or any of its subsidiaries and any governmental authority and which involve (a) claims against Maker or any of its subsidiaries that exceed $100,000 individually or $500,000 in the aggregate, (b) injunctive or declaratory relief that could reasonably be expected to be material to Maker or any of its subsidiaries, (c) revocation, modification, failure to renew or the like of any permit or imposition of additional material conditions with respect thereto, or (d) any liens for taxes due but not paid that could reasonably be expected to be material to Maker or any of its subsidiaries;

(iii) Any Event of Default (as defined below); and

(iv) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Maker or any of its subsidiaries as Payee may reasonably request.

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(b) Director Nominee. Following the satisfaction of the Payee Conditions (as defined below), within ten (10) calendar days following the receipt of notice from Payee, Maker shall take, or cause to be taken, all actions that are necessary to cause one (1) person designated by Payee to the nominated to the Board. For so long as this Note remains outstanding, Payee shall continue to have the right (but not the obligation) pursuant to this Note to nominate to the Board, one (1) director, and Maker shall include, and shall use its best efforts to cause the Board, whether acting through the Nominating and Corporate Governance Committee of the Board or otherwise, to include, in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at or by which directors of the Maker are to be elected, the individual identified in advance by Payee. So long as this Note remains outstanding, Maker shall notify Payee in writing of the date on which proxy materials are expected to be mailed by Maker in connection with an election of directors at an annual or special meeting of the Stockholders (and Maker shall deliver such notice at least 60 days (or such shorter period to which Payee consents) prior to such expected mailing date or such earlier date as may be specified by Maker reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). Maker shall provide Payee with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to Payee’s nominee or the rights and obligations provided under this Notes and to discuss any such comments with Maker. Maker shall notify Payee of any opposition to Payee’s nominee sufficiently in advance of the date on which such proxy materials are to be mailed by Maker in connection with such election of directors so as to enable Payee to propose a replacement nominee, if necessary, in accordance with the terms of this Note, and Payee shall have ten (10) business days to designate another nominee. So long as this Note remains outstanding, subject to applicable legal requirements, the Articles of Incorporation or Bylaws of Maker shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein. For purposes of this Note, "Payee Conditions" shall mean such time as both of the following shall have occurred (i) Payee shall have advanced during the term of this Note a total principal amount of at least $33,300,000 and (ii) Payee shall have delivered to Maker a notification notifying Maker that Payee has formed a bondholders committee consisting of two to four persons.

(d) Chief Financial Officer. Following the satisfaction of the Payee Conditions, Maker shall not hire a new Chief Financial Officer (or any person that performs the functions typically performed by a Chief Financial Officer) without the prior written consent of Payee.

(e) Right of First Refusal. In the event Maker or any of its subsidiaries proposes to enter into any loan or other arrangement for borrowed money with, or offer any debt or equity securities to, any person, Payee shall have the right, but not the obligation, to make all or a portion of such loan or to purchase all or a portion of such debt or equity securities on the same terms and conditions as with such other person. Maker will promptly give written notice of such proposed transaction with such other person to Payee. Maker will also promptly provide to Payee such additional information as is reasonably requested by Payee. Payee shall have 30 days from the receipt of notice from Maker to decide whether or not it wants to exercise the rights set forth in the Section 4(e). If Payee does elect to exercise such rights, then Maker will take all actions reasonably necessary, including but not limited to entering into all agreements and instruments as are reasonably necessary, to complete such transaction with 30 days from the receipt of the notice from Maker. If Payee does not elect to exercise such rights, then Maker or such subsidiary shall have a period of 30 days to consummate said transaction on the exact same terms and conditions as those offered to Payee.

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(f) Issuances of Equity to Vendors or Lenders. Other than issuances of equity to certain vendors or lenders, which subject to the prior written consent of the Payee may be made for an aggregate amount of $5,500,000 of indebtedness and other payables currently owed to such vendors or lenders that Maker has previously agreed to repay by issuing equity securities in Maker (which issuances, including the number of equity securities to be issued, have been disclosed to Payee in writing on the date hereof), Maker shall not under any circumstances enter into any arrangement (other than as contemplated in this Note and any Interest Payment Notes) with any vendor or lender that involves the issuance of any equity securities as payment for any amounts owed to such vendor or lender or actually issue any such equity securities to such vendor or lender as payment for any such amounts from and after the date hereof.

(g) Listing and Trading. Upon request from Payee, Maker shall use its best efforts to promptly have this Note and any Interest Payment Notes listed through Euroclear on any exchange on which Payee may request, maintain such listing of this Note and any Interest Payment Notes and register the Note and any Interest Payment Notes with the US Securities and Exchange Commission. In connection with any listing or registration, Maker shall procure that there will at all times be timely furnished to any such exchange such documents and information as such exchange may require to be furnished in accordance with its normal requirements or in accordance with any arrangements made with such exchange and keep effective any such registration statement. Maker agrees to satisfy all conditions that such exchange may impose on the listing of this Note and the Interest Payment Notes and shall prepare or enter into any agreements, registration statements documents, indentures and agency agreement and take any other actions as may be reasonably requested by Payee to effect or maintain any such listing or registration. Maker shall be responsible for all costs incurred in connection with procuring and maintaining any such listing or registration.

5. Events of Default and Remedies. Without notice or demand (which are hereby waived), the entire unpaid principal balance of and all accrued interest on this Note shall immediately become due and payable at the option of the holder hereof upon the occurrence of any one or more of the following events of default (individually or collectively, herein called an “Event of Default”):

(a) the failure or refusal of Maker to pay all or any part of the principal of or accrued interest on this Note as and when the same becomes due and payable in accordance with the terms hereof;

(b) the occurrence of a breach or violation of any of the terms of this Note;

(c) Maker shall (i) become insolvent within the meaning of the Bankruptcy Code of the United States, as amended, (ii) admit in writing its inability to pay or otherwise fail to pay its debts generally as they become due, (iii) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law (meaning the Bankruptcy Code of the United States, as amended, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally), or (iv) be made the subject of any proceeding provided for by any Debtor Relief Law that could suspend or otherwise affect any of the rights of the holder hereof;

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(d) the nonpayment when due of any other material indebtedness owed by Maker, or the occurrence of any event under any document or instrument evidencing, securing, or executed in connection with any such indebtedness which could give the holder thereof the right to declare such indebtedness or any part thereof due prior to its scheduled maturity;

(e) the discovery by the holder hereof that any statement, representation, or warranty made by Maker in any writing, document, or instrument ever delivered to the holder hereof in connection herewith was at the time made false, misleading, or erroneous in any material respect; or

(f) a final judgment is entered against Maker for the payment of money in excess of $25,000 in the aggregate and remains unsatisfied for thirty (30) days after entry, or any property of Maker is attached, garnished or otherwise made such to legal process.

Upon the occurrence of an Event of Default, the holder of this Note may (a) offset against this Note any sum or sums owed by the holder hereof to Maker or (b)  proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note or any document or instrument executed and delivered by Maker in connection with this Note or in aid of the exercise of any power or right granted by this Note or any document or instrument executed and delivered by Maker in connection with this Note or to enforce any other legal or equitable right of the holder of this Note.

6. Conversion.

(a) Right to Convert. In addition to the remedies set forth in Section 5, this Note shall be convertible at the option of Payee, in whole or in part, at any time after the occurrence and during the continuance of an Event of Default (the “Default Conversion”). In addition to the Default Conversion rights of Payee, this Note shall be convertible (the “Optional Conversion”), at the option of Payee, at any time, in whole or in part, for a period of 30 calendar days beginning on October 1, 2015 and on each anniversary thereafter, in lieu and in satisfaction of the principal and accrued but unpaid interest due and payable at such time. In the case any Default Conversion or Optional Conversion, this Note shall be convertible into that number of fully paid and nonassessable shares of the Conversion Security (as defined in Section 7) as is equal to the quotient of the unpaid principal amount of this Note plus the accrued but unpaid interest hereon divided by the applicable Conversion Price (as defined in Section 7) in effect from time to time. Upon any Default Conversion or Optional Conversion, the outstanding principal amount plus all accrued but unpaid interest due under this Note shall be reduced in full by an amount equal to the number of shares of the Conversion Security issued upon such Default Conversion or Optional Conversion, as the case may be, multiplied by the applicable Conversion Price.

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(b) Conversion Procedures. If Payee desires to convert this Note into the Conversion Security, it shall surrender this Note to Maker at its principal executive offices, accompanied by proper instruments of transfer to Maker or in blank, accompanied by irrevocable written notice to Maker that Payee elects so to convert this Note and the name or names (with address) in which a certificate or certificates for the Conversion Security are to be issued. Maker shall, as soon as practicable after such written notice and compliance with any other conditions herein contained, deliver at such office to Payee, certificates for the number of full shares of the Conversion Security to which it shall be entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of this Note, and the person or persons entitled to receive the Conversion Security or other securities deliverable upon conversion shall be treated for all purposes as the record holder or holders thereof on such date.

(c) Certain Adjustments. The applicable Conversion Price and the number of securities issuable upon conversion of this Note shall be subject to adjustment from time to time as follows:

(i) In case Maker shall at any time on or after the date of this Note (1) pay a dividend or make a distribution on its capital stock that is paid or made (A) in shares of stock of Maker or (B) in rights to purchase stock or other securities (unless or until adjustment is made under subparagraph (ii) below), (2) subdivide its outstanding shares of the Conversion Security into a greater number of shares or (3) combine its outstanding shares of the Conversion Security into a smaller number of shares, then in each such case the applicable Conversion Price in effect immediately prior thereto and the securities issuable shall be adjusted retroactively as provided below so that Payee thereafter shall be entitled to receive the number of shares of the Conversion Security of Maker and other shares and rights to purchase stock or other securities which Payee would have owned or have been entitled to receive after the happening of any of the events described above had this Note been converted immediately prior to the happening of such event or any record date with respect thereto. In the event of the redemption of any shares or rights referred to in clause (1), Payee shall have the right to receive, in lieu of any such shares or rights, any cash, property or securities paid in respect of such redemption. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) In case Maker shall issue shares of its Common Stock at, or securities convertible or exercisable for shares of Common Stock at any time on or after the date of this Note with a conversion or exercise price equal to, a price per share less than the greater of the applicable Conversion Price or the Fair Market Value in effect immediately prior to such issuance or the date fixed for the determination of stockholders entitled to receive such securities, then, in each such case, the Conversion Price in effect at the opening of business on the day following such time or date shall be reduced by multiplying such Conversion Price by a fraction of which the denominator shall be (A) the number of shares of Common Stock outstanding at the close of business on such date plus (B) the number of shares of Common Stock so issued or the maximum number of shares of Common Stock into which the securities so issued are convertible or exercisable, and the numerator shall be (X) the number of shares of Common Stock outstanding at the close of business on such date plus (Y) the number of shares of Common Stock that the aggregate price of the shares of Common Stock so issued or into which the securities so issued are convertible or exercisable would purchase at such previously effective Conversion Price or Fair Market Value, such reduction to become effective immediately after the opening of business on the day following such time or date; provided, however, in the event that all the shares of Common Stock into which the securities so issued are convertible or exercisable are not delivered upon the conversion or exercise of such securities, upon the expiration of such rights of conversion or exercise, the Conversion Price under this Note shall be readjusted to the Conversion Price that would have been in effect had the denominator and the numerator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the conversion or exercise of such securities rather than upon the number of shares of Common Stock into which such securities were convertible or exercisable. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Maker.

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(iii) If Maker shall make, at any time after the date hereof, any dividend or distribution of cash, securities (other than as contemplated by Section 6(c)(i) above) property or evidences of indebtedness of any nature whatsoever (other than those contemplated in Section 6(g) below), then the Conversion Price in effect at the opening of business on the day following such time or date shall be reduced by an amount equal to the per share amount of such cash dividend or the Fair Market Value of such distributed property on a per share basis based on the number of shares outstanding. In no event shall the Conversion Price be reduced below $0.01. The above provisions shall similarly apply to successive dividends or distributions.

(iv) Whenever the Conversion Price is adjusted as provided in any provision of these conversion provisions, Maker shall compute the adjusted Conversion Price in accordance herewith and mail to Payee a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

(v) In the event that at any time, as a result of any adjustment made pursuant to these provisions, Payee shall become entitled to receive any shares of Maker other than shares of the Conversion Security or to receive any other securities, the number of such other shares or securities so receivable upon conversion of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in these provisions with respect to the Conversion Security.

(vi) Notwithstanding the foregoing, no such adjustments shall be made under this Section 6(c) as a result of any of the following:

(A) issuances of Common Stock or other securities convertible into Common Stock to employees, officers, directors or consultants of Maker pursuant to a stock grant, stock option plan or stock purchase plan or other stock agreement or arrangement approved by the Board so long as the aggregate number of such shares so issued in any given calendar year beginning on January 1, 2014 does not exceed 5% of the shares of Maker outstanding on August 12, 2014 (appropriately adjusted for any stock split, stock dividend or other recapitalization); provided that the purchase price or exercise price to be received by Maker upon issuance of any such shares is equal to at least the Fair Market Value in effect on the date of and immediately prior to such issuance of option or shares under such plan, agreement or arrangement;

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(B) the exercise of the options and warrants outstanding as of August 12, 2014; or

(C) the conversion or exchange of any debt or other obligation of Maker for Common Stock or Preferred Stock, each of which has been disclosed in writing to Payee prior to the date hereof, whether or not such right of conversion or exchange is evidenced by a note or other written agreement, which debt or other obligation is existing and outstanding on August 12, 2014, including this Note.

(d) No Fractional Shares. No fractional shares or scrip representing fractional shares of the Conversion Security shall be issued upon conversion of this Note. Instead of any fractional share of the Conversion Security which would otherwise be issuable upon conversion, Maker will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Fair Market Value of a share of the Conversion Security at the close of business on the day of conversion.

(e) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Conversion Security, any consolidation of Maker with, or merger of Maker into, any other person, any merger of another person into Maker (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Conversion Security of Maker), any sale or transfer of all or a substantial portion of the assets of Maker or any compulsory share exchange pursuant to which share exchange the Conversion Security is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby Payee shall have the right thereafter, during the period this Note shall be convertible hereunder, to convert this Note only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of the Conversion Security of Maker into which this Note might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of the Conversion Security of Maker (i) is not a person with which Maker consolidated or into which Maker merged or which merged into Maker, to which such sale or transfer was made or a party to such share exchange, as the case may be (“constituent person”), or an affiliate of a constituent person and (ii) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange is not the same for each share of the Conversion Security of Maker held immediately prior to such consolidation, merger, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Maker, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires Maker’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers, or share exchanges.

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(f) Reservation of Shares; Transfer Taxes; Etc. Maker shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of this Note, such number of shares of the Conversion Security and other securities free of preemptive rights as shall from time to time be sufficient to effect the conversion of this Note. Maker shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized number of shares of the Conversion Security if at any time the number of shares of the Conversion Security not outstanding shall not be sufficient to permit the conversion of this Note. If the Conversion Security is listed on the New York Stock Exchange, the Nasdaq National Market, or any other national securities exchange, Maker will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of the Conversion Security issuable upon conversion of this Note. Maker shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of the Conversion Security or other securities upon conversion of this Note by Payee.

(g) Spin-off of a Subsidiary. If Maker elects to spin-off all or any of the ownership interests Maker holds in any of its subsidiaries to the Stockholders after the date hereof, then in connection with such spin-off lawful provision shall be made as part of the terms of such transaction that Payee shall have the right (in addition the conversion rights set forth above) to convert this Note into securities of such subsidiary in such amount as will result in an ownership percentage with respect to the ownership interests in such subsidiary distributed to the Stockholders equal to the ownership percentage Payee could acquire in Maker at the time of any such conversion. To the extent Payee elects to exercise any conversion rights under this Note with respect to Maker, Payee will also elect to exercise proportionate conversion rights with respect to such subsidiary. Prior to and as a condition of such spin-off, such subsidiary shall become a co-obligor on this Note and any Interest Payment Notes. Such subsidiary shall also make provisions in its certificate or articles of incorporation or other constituent document to establish the rights set forth above. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for herein. Such subsidiary shall at all times reserve and keep available such amount of securities free of preemptive rights as shall from time to time be sufficient to effect the foregoing. Such subsidiary shall from time to time, in accordance with applicable laws, increase the number of its authorized securities as are necessary to effect the foregoing.

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7. Defined Terms. As used in this Note, the following terms have the respective meanings set forth below:

(a) “Appraised Value” shall mean the value determined with the following procedures. For a period (the “Negotiation Period”) of 30 days after the date of the event requiring adjustment under Section 6 (the “Valuation Event”), Maker and Payee agree to negotiate in good faith to reach agreement on the fair market value of such consideration or property, as of the date of the Valuation Event. If Maker and Payee are unable to agree on the fair market value of such consideration or property by the end of the Negotiation Period, then the fair market value of such consideration or property will be determined for purposes of this Note by an independent appraiser mutually acceptable to Maker and Payee (the “Appraiser”). If Maker and Payee cannot agree on an Appraiser within 10 days after the end of the Negotiation Period, Maker, on the one hand, and Payee, on the other hand, shall each select an Appraiser within 15 days after the end of the Negotiation Period and those two appraisers shall select within 20 days after the end of the Negotiation Period an independent Appraiser to determined the fair market value of such consideration or property. Such independent Appraiser shall be directed to determine the fair market value of such consideration or property as soon as practical, but in no event later than 20 days from the date of its selection. The determination by an Appraiser of the fair market value of such consideration or property will be conclusive and binding on Maker and Payee.

(b) “Common Stock” shall mean the common stock, $0.001 par value per share, of Maker and any capital stock into which such common stock shall have been changed and any other stock resulting from any reclassification of such stock which is not preferred as to dividends or assets over any other class of stock which shall be in effect from time to time.

(c) “Conversion Price” shall mean, subject to adjustment as provided in Section 6 hereof, $1.00.

(d) “Conversion Security” shall mean shares of Common Stock.

(e) “Fair Market Value” shall mean (i) so long as the Common Stock is traded on an exchange, the average trading price of the Common Stock over the immediately preceding 20 trading days and (ii) in all other instances, the fair market value of the security or securities or property as determined in good faith by the Board (irrespective of the accounting treatment thereof); provided that, at the election of Payee, the fair market value of the consideration received will be the Appraised Value.

(f) “Preferred Stock” shall mean any capital stock issued by Maker which, by its terms, is entitled to preference over the Common Stock in liquidation.

8. No Impairment. Maker will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, spin-off, issuance or sale of securities or any other voluntary action or inaction, avoid or seek to avoid the observance or performance of any of the material terms to be observed or performed hereunder by Maker but will at all times in good faith assist in the carrying out of all the provisions of this Note.

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9. Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note, or under any document or instrument executed in connection herewith, shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right. Enforcement by the holder of this Note of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

10. Waiver. Maker, and each surety, endorser, guarantor, and other party ever liable for the payment of any sum of money payable on this Note, jointly and severally waive demand, presentment, protest, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest, and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur; agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note; and hereby consent to any and all renewals, extensions, indulgences, releases, or changes hereof or hereto, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

11. Attorneys’ Fees and Costs. In the event an Event of Default shall occur, and in the event that thereafter this Note is placed in the hands of attorneys for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys’ fees, incurred by the holder hereof on account of such collection.

12. NO ORAL AGREEMENTS. THIS NOTE (ALONG WITH THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED PURSUANT THERETO) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

14. Severability. If any provision of this Note shall be held to be unenforceable by a court of competent jurisdiction, such provisions shall be severed from this Note and the remainder of this Note shall continue in full force and effect.

15. Assignment. This Note, or any portion hereof, may be assigned by Payee without the consent of Maker. Any such assignment by Payee shall be in compliance with the Securities Act and applicable state securities laws.

16. Subsidiaries. For purposes of this Note, the terms “subsidiary” and “subsidiaries” shall include each entity in which Maker owns 50% or more of the ownership interests on the date of this Note regardless of whether Maker continues to own such ownership interests in such entity after the date of this Note.

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17. Limitation on Interest. It is the intent of Payee and Maker in the execution of this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Payee and Maker stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law; and that the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The holder of this Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall, at its option, either refund to Maker the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Payee or any other holder of this Note shall contract for, charge or receive any amount or amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of the holder of this Note, be either immediately returned to Maker or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note, Maker acknowledges that it believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, it will give the holder of this Note notice of such condition and Maker agrees that said holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the State of New York or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

SINO AGRO FOOD, INC.

By:

Name: Solomon Lee

Title: CEO of Sino Agro Food Inc.

By:

Name: George Yap

Title: Director of Sino Agro Food Inc.

By:

Name:

Title: Director of Euro China Capital AB

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SCHEDULE A

Date	Amount

August 12, 2014	$5,000,000

August 31, 2014	$5,000,000

November 30, 2014	$5,000,000

February 28, 2015	$18,300,000

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